Exhibit 99.1

      Medical Staffing Network Announces Completion of Restructuring Plan, Issues New Guidance, and Names New President and Chief Operating Officer

            Company to Host Conference Call Today to Discuss Details

      BOCA RATON, Fla., June 16 /PRNewswire-FirstCall/ -- Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today announced that it had substantially completed its previously announced restructuring initiative. As a result, the Company expects to report second quarter 2003 income from continuing operations per diluted share of $0.02 (inclusive of the restructuring charges but exclusive of the loss from the discontinued physicians staffing) on revenues of $136 to $137 million. For full year 2003, the Company expects to report income from continuing operations of $0.43 to $0.46 (inclusive of the restructuring charges but exclusive of the loss from the discontinued physicians staffing) on revenues of $555 to $570 million. The Company also announced the appointment of Greg Guckes as President and Chief Operating Officer.

      Restructuring Plan

      Under the restructuring plan, the Company closed 13 satellite per diem recruitment locations and 16 per diem branches on May 21, 2003. Market-specific plans have been implemented to transfer the business from closed branches to other Medical Staffing Network locations. As a result of an intensive effort to demonstrate continued commitment to clients and nursing staff, to date the Company has exceeded its original expectation of retaining 50% of the revenues generated from the closed branches.

      In commenting on the restructuring, Robert J. Adamson, Chairman and Chief Executive Officer of Medical Staffing Network Holdings, Inc., stated, "The decision to close certain branches was driven by weaker demand and pricing pressure. We may increase our presence in certain of these markets when demand rebounds. Our client base is currently focused on alternative sources for nurse staffing capacity, such as increased overtime from their full-time staff, higher patient loads, an increased focus on recruitment and retention of full-time, facility-based employees.

      "In addition to closing certain locations, we reduced the number of full-time staff in our branch locations and corporate office by approximately 5%. This adjustment in our infrastructure is also in response to a contraction in demand for temporary healthcare professionals and continued pressure on gross margins.

      "Despite the overall contraction in the healthcare staffing industry, Medical Staffing Network has continued to show volume growth through the first half of 2003. We continue to gain market share. The principal challenge facing the Company today is pricing pressure, driven by weakened demand, resulting in gross margin erosion. The Company believes that the 300 basis point margin erosion that it has experienced in the past six months will be only partially recovered until the overall industry environment improves. The Company can not accurately predict when market conditions will change and gross margins will improve."

      Mr. Adamson continued, "At this time, the only region in which our second quarter revenues are materially declining from first quarter levels is the South Florida market. The South Florida marketplace is subject to significant seasonality fluctuations. However, the seasonal nature of this market has been
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masked in the last few years by the significant growth in demand. MSN continues to be the dominant provider of per diem nurse staffing services in this market."

      As previously announced, the Company has made a decision to suspend further de novo or allied branch-in-branch development for the current year. This decision will reduce the Company's previous revenue projections for the balance of 2003. The Company will evaluate reactivating its growth initiatives when management is comfortable that demand and price pressure issues have sufficiently recovered from present levels.

      Second Quarter Results

      The Company's second quarter results will be impacted by a restructuring cost of approximately $800,000 and a loss from discontinued operations, net of taxes, of approximately $400,000 relating to the cessation of physicians staffing. The restructuring will yield improved operating income in subsequent quarters, as it is expected to decrease quarterly selling, general and administrative expenses by approximately $1 million. Further, second quarter results will reflect reduced gross margins as the Company absorbed the impact of increased compensation and benefit costs of its healthcare employees in an environment where bill rate increases were minimal.

      New President and Chief Operating Officer

      The Company also announced that Greg Guckes has joined the executive management team as President and Chief Operating Officer and will be reporting to Mr. Adamson.

      Commenting on the appointment, Mr. Adamson said, "I am pleased to announce that, after an extensive six-month search, we have been successful in identifying an extremely qualified, talented and charismatic individual to serve as President and Chief Operating Officer. Greg has spent his entire 25-year career in the healthcare sector, with executive management responsibilities in sales, marketing and operations. Most recently, he was Executive Vice President and Chief Operating Officer for American Medical Response, a leading provider of emergency and non-emergency ambulance services with over 200 locations across the country.

      "Greg has extensive experience in successfully managing multi-site healthcare operations and dealing with the challenges of growing a business towards the billion dollar revenue mark. I look forward to working with Greg in continuing to build Medical Staffing Network into one of the leading healthcare staffing companies in the country."

      Conference Call

      The Company will host a conference call today at 5:30 p.m. Eastern Time to provide details on its completed restructuring initiative and the positive impact on the Company going forward. A live webcast as well as a 30-day replay, of the conference call will be available online at the Company's website at http://www.msnhealth.com or at http://www.companyboardroom.com.

      Company Summary

      Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.
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      This release contains statements that are forward-looking in nature.
Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to attract and retain qualified nurses and other healthcare personnel, the company's ability to enter into contracts with healthcare facility clients on terms attractive to the company, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, the company's ability to carry out its business strategy and the demand for temporary nurses. Additional information concerning these and other important factors can be found within the company's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.